EXHIBIT 23.2

Consent of KPMG LLP, Independent Auditors

We consent to the reference to our firm in the Registration Statement (Form S-8) of Sun Healthcare Group, Inc. pertaining to the Sun Healthcare Group, Inc. 2004 Equity Incentive Plan and to the incorporation by reference therein of our reports dated March 6, 2006, with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc., Sun Healthcare Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sun Healthcare Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                                                                          /s/ KPMG LLP

Albuquerque, New Mexico
June 28, 2006